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                                   EXHIBIT 2.2



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                             MEDICAL ASSURANCE, INC.
                             STOCK OPTION AGREEMENT


         This Company Stock Option Agreement (the "Agreement") dated as of June 22, 2000, by and between Professionals Group, Inc. (the "Buyer") and Medical Assurance, Inc. (the "Company").

         WHEREAS, concurrently with the execution and delivery of this Company Stock Option Agreement, Buyer and the Company are entering into an Agreement to Consolidate (the "Consolidation Agreement") providing, among other things, for the formation of a new parent company (the "Parent Company") for the Buyer and the Company, and the merger of each of the Buyer and the Company into separate subsidiaries of the Parent Company as a result of which the outstanding shares of common stock of the Buyer and the Company will be converted into the right to receive shares of the common stock of the Parent Company and/or cash and Buyer and the Company will become wholly owned subsidiaries of the Parent Company, and

         WHEREAS, as a condition to its willingness to enter into the Consolidation Agreement, Buyer has required that the Company agree, and the Company has agreed, to grant Buyer an option as set forth herein to purchase up to 1,146,838 authorized and unissued shares of the Company common stock, $14.26 par value, upon the terms and conditions hereof.

         NOW, THEREFORE, to induce the Buyer to enter into the Consolidation Agreement, and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Consolidation Agreement, the parties hereto agree as follows:

         2. Grant of Option. The Company hereby grants to Buyer an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 1,146,838 fully paid and non-assessable shares of the Company's common stock (the "Option Shares") at a cash price of $14.26 per share (such price, as adjusted if applicable, the "Option Price") under the terms and conditions hereinafter set forth; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 4.9% of the issued and outstanding shares of the Company's common stock. The number of shares of the Company's common stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.


         3.    Exercise of Option.

               (a) The Buyer may exercise the Option, in whole or in part, if, but only if, both an Initial Triggering Event (as herein defined) and a Subsequent Triggering Event (as herein defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Buyer shall have sent the written notice of such exercise (as provided in subsection (h) of this Section 2) within 6 months following such Subsequent Triggering Event (or such later period as provided in Section 21.


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               (b)    The term "Exercise Termination Event" shall mean any of
the following events: (i) the Effective Date (as defined in the Consolidation Agreement); (ii) termination of the Consolidation Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; (iii) the passage of six months (or such longer period as provided in Section 21 after termination of the Consolidation Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event; (iv) the date on which the shareholders of the Buyer shall have voted and failed to approve and adopt the Consolidation Agreement and the transactions contemplated thereby; or (v) the date on which the Reciprocal Option (herein defined) shall have become exercisable in accordance with its terms. Notwithstanding anything to the contrary contained herein, (x) the Option may not be exercised at any time when Buyer shall be in breach of any of its covenants or agreements contained in the Consolidation Agreement such that Company shall be entitled (without regard to any grace period provided therein) to terminate the Consolidation Agreement pursuant to Section 10.1 thereof and
(y) this Agreement shall automatically terminate upon the termination of the Consolidation Agreement by Company pursuant to Section 10.1 thereof as a result of the breach by Buyer of its covenants or agreements contained in the Consolidation Agreement.

               (c) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

                      (i) The Company or any of its Subsidiaries (as defined in the Consolidation Agreement), without having received Buyer's prior written consent, shall have entered into an agreement to engage in an "Acquisition Transaction" (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than Buyer or any of its Subsidiaries or the Board of Directors of Company shall have recommended that the shareholders of Company approve or accept any Acquisition Transaction other than as contemplated by the Consolidation Agreement;

                      (ii) Any person other than Buyer or any Subsidiary of the Buyer shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Company's common stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
         Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                      (iii) The shareholders of the Company shall have voted and failed to approve the transactions contemplated by the Consolidation Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Consolidation Agreement or shall have been cancelled prior to termination of the Consolidation Agreement if, prior to either such meeting or, if such meeting shall not have been held or shall have been cancelled, such termination, it shall have been publicly announced that any person (other than Buyer or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;
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                   (iv)   The Company's Board of Directors shall have withdrawn
         or modified (or publicly announced its intention to withdraw or modify) its recommendation that the shareholders of Company approve the transactions contemplated by the Consolidation Agreement, or Company or any Subsidiary of the Company, without having received Buyer's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Buyer or any of its Subsidiaries;

                   (v) Any person other than Buyer or any of its Subsidiaries shall have made a proposal to the Company or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced after the date of this Agreement;

                   (vi) Any person other than Buyer or any of its Subsidiaries shall have filed with the SEC a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

                   (vii) The Company shall have willfully breached any covenant or obligation contained in the Consolidation Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Buyer would be entitled to terminate the Consolidation Agreement (whether immediately or after the giving of notice or passage of time or both); or

                   (viii) Any person other than Buyer or any of its Subsidiaries, other than in connection with a transaction to which Buyer has given its prior written consent, shall have filed an application or notice with any state insurance regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

              (d) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                   (i) The acquisition by any person (other than Buyer or any Subsidiary of Buyer) of beneficial ownership of 10% or more of the then outstanding shares of Company Common Stock; or

                   (ii) The completion of the Acquisition Transaction made the subject of the Initial Triggering Event described in clause (i) of subsection (c) of this Section 2.

              (e) The term "Reciprocal Option" shall mean the option granted pursuant to the option agreement dated the date hereof between the Buyer, as the issuer of such option, and the Company, as the grantee of such option.

              (f) The term "Acquisition Transaction" shall mean (i) a merger or consolidation or any similar transaction, involving the Company or any Significant Subsidiary


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(as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and
Exchange Commission (the "SEC")) of the Company (other than mergers, consolidations or similar transactions involving solely the Company and/or one or more wholly-owned Subsidiaries of the Company and other than a merger or consolidation as to which the common shareholders of the Company immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation immediately following consummation thereof), (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the Company or any Significant Subsidiary of the Company, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Company or any Significant Subsidiary of the Company (other than any such purchase or other acquisition by the Company and/or one or more of its Subsidiaries of securities representing 10% or more of the voting power of any Significant Subsidiary of the Company).

              (g) Company shall notify Buyer promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by the Company shall not be a condition to the right of the Buyer to exercise the Option.

              (h) In the event the Buyer is entitled to and wishes to exercise the Option, it shall send to the Company a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any other regulatory agency is required in connection with such purchase, the Buyer shall promptly file the required notice or application for approval, shall promptly notify the Company of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         4. Conditions to Option Exercise. The exercise of the Option shall be subject to the following conditions:

              (a) Any waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), if applicable to such exercise of the Option, shall have expired or been terminated; and

              (b) There shall be no preliminary or permanent injunction or other order issued by any court or governmental authority of competent jurisdiction in effect prohibiting the exercise of the Option; and

              (c) The purchase of the shares upon the exercise of the Option shall not be in violation of the provisions relating to any insurance holding companies under any applicable state insurance code.

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         5.   Termination or Expiration of the Option. The Option shall expire upon the earlier to occur of the following:

              (a) the Closing (as defined in Section 9.4 of the Consolidation Agreement); or

              (b) termination of the Consolidation Agreement by either Buyer or the Company under the provisions of any of subparagraphs (a), (b) or (c) of
Section 10.1 of the Consolidation Agreement; provided, in the case of such a termination by the Company, an Initial Triggering Event shall not have occurred; or

              (c) termination of the Consolidation Agreement by the Company under the provisions of subparagraph (e) of Section 10.1 of the Consolidation Agreement; or

              (d) termination of the Consolidation Agreement by Buyer under the provisions of subparagraph (f) of Section 10.1 of the Consolidation Agreement; or

              (e) the passage of 12 months (or such longer period as is provided in Section 21) after termination of the Consolidation Agreement by the Company if such termination is concurrent with or follows the occurrence of an Initial Triggering Event; or

              (f) the date on which the Reciprocal Option shall have become exercisable in accordance with its terms; or

              (h) upon notice of termination of this Agreement given by Buyer to the Company.

         6.   Closings.

              (a) At any closing referred to in subsection (h) of Section 2, the Buyer shall (i) pay to the Company the aggregate purchase price for the shares of Company common stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by the Company, provided that failure or refusal of the Company to designate such a bank account shall not preclude the Buyer from exercising the Option and (ii) present and surrender this Agreement to the Company at its principal executive offices. At such closing, simultaneously with such delivery of immediately available funds as provided in this Agreement, the Company shall deliver to the Buyer a certificate or certificates representing the number of shares of Company common stock purchased by the Buyer and, if the Option should be exercised in part only, a new option evidencing the rights of the Buyer thereof to purchase the balance of the shares purchasable hereunder.

              (b) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:


              "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered Buyer hereof and the Company and to resale restrictions arising under the Securities Act of 1933, as amended. A

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              copy of such agreement is on file at the principal office of
              Company and will be provided to the Buyer hereof without charge upon receipt by the Company of a written request therefore."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Buyer shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the condition in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

              (c) Upon the giving by the Buyer to the Company of the written notice of Exercise of the Option provided for under subsection (h) of Section 2 and the tender of the applicable purchase price in immediately available funds, the Buyer shall be deemed to be the Buyer of record of the shares of Company common stock issuable upon such exercise, notwithstanding that the stock transfer books of Company shall then be closed or that certificates representing such shares of Company common stock shall not then be actually delivered to the Buyer. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Agreement in the name of the Buyer or its assignee, transferee or designee.

              (d) The Company agrees that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company common stock so that the Option may be exercised without additional authorization of Company common stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Company common stock.

         7. Representations and Warranties of the Company. The Company represents and warrants to the Buyer that:

              (a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

              (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby;

              (c) This Agreement has been duly executed and delivered by the Company;


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              (d)  The Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue upon the valid exercise of the Option and at all times from the date hereof through the expiration of the Option will have reserved 1,146,838 unissued shares of Company common stock, all of which upon their issuance and delivery in accordance with the terms of this Agreement will be validly issued, fully paid and nonassessable; and

              (e) Upon delivery of the Option Shares to Buyer upon a valid exercise of the Option, Buyer will have good and marketable title to the Option Shares, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

         8. Representations and Warranties of the Buyer. Buyer represents and warrants to the Company that:

              (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

              (b) The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or any of the transactions contemplated hereby;

              (c) This Agreement has been duly executed and delivered by Buyer; and

              (d) Buyer agrees that it will not sell or otherwise dispose of the Option or any of the Option Shares except in compliance with the Securities Act of 1933, as amended (the "1933 Act").

         9. Registration Rights. Upon the request of Buyer, following Buyer's exercise of the Option, the Company agrees to file, as promptly as practicable, a registration statement ("Registration Statement"), and use its best efforts to cause such Registration Statement to become effective, as expeditiously as possible under the 1933 Act and any applicable state securities laws with respect to any proposed disposition by Buyer of the Option Shares, or any portion thereof, unless in the written opinion of counsel to the Buyer, addressed to the Company and Buyer, registration is not required for such proposed disposition of the Option Shares. Buyer shall have the right to demand one such registration. The foregoing notwithstanding, if, at the time of any request by Buyer for registration of Option Shares as provided above, Company is in registration with respect to an underwritten public offering of shares of Company common stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the shares of Company common stock offered by Company, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Buyer shall constitute at least 25% of the total number of shares to be sold by the Buyer and Company in the aggregate; and provided further, however, that if such reduction occurs, then the Company shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 8 shall be permitted or occur and the Buyer shall thereafter be entitled to one additional registration. Buyer shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If requested by any such Buyer in connection with such registration, the Company shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Company. The registration effected under this Section 8 shall be effected at the Company's expense.

         10. Anti-Dilution Adjustments. In the event of any change in the number of issued and outstanding shares of the Company's common stock by reason of any stock dividend, split-up, recapitalization, rights plan, merger or other change in the capital structure of the Company, which will have the effect of diluting the rights of Buyer hereunder, the number and kind of Option Shares subject to the Option and the Option Price shall be appropriately adjusted.

         11. Filings and Consents. Buyer and Company will each use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

         12. Covenant of the Company. The Company shall not engage in any action or omit to take any action which would have the effect of preventing or disabling the Company from delivering the Option Shares to Buyer upon the exercise of the Option or otherwise performing its obligations under this Agreement.

         13. Cost. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investments bankers, accountants and counsel.

         14. Parties in Interest; Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the rights and obligations of the Buyer hereunder may be assigned by the Buyer to any direct or indirect Subsidiary of Buyer; provided, however, that (i) no such assignment shall relieve Buyer of its obligations hereunder, and (ii) that any such permitted assignee shall be bound by all of the provisions of this Agreement to the same extent as Buyer was and is if such permitted assignee was an original signatory to this Agreement. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the successors and permitted assigns of the parties hereto. Except as otherwise expressly provided herein or in the Consolidation Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         15. Specific Performance. The parties hereto agree that irreparable damage would occur to the Buyer in the event that any of the provisions of this Agreement were not performed by the Company in accordance with the terms hereof, and that Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. If for any reason such court or regulatory agency determines that the Buyer is not permitted to acquire the full number of shares of Company common stock provided in Section 1 hereof (as adjusted pursuant to this Agreement), it is the express intention of Company to allow the Buyer to acquire or to require Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         16. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         17. Notices. All notices, requests, claims, demands and other communications hereunder, including without limitation any notice of the exercise of the Option, shall be in writing and shall be deemed to be given if delivered personally or by overnight courier or by facsimile and confirmed by U.S. Mail, postage prepaid, or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

              (a)  If to Buyer:

                        Professionals Group, Inc.
                        Mailing Address:
                        Box 150
                        Okemos, MI 48805-0150

                        Street Address:
                        2600 Professionals Drive
                        Okemos, MI 48864

                        Attention:  Victor T. Adamo, President
                        Facsimile Number: (517) 349-3127

                   with copies to:

                        Miller, Canfield, Paddick & Stone, P.L.C.
                        840 West Long Lake Road, Suite 200
                        Troy, MI 48098
                        Attention: Brad B. Arbuckle, Principal
                        Facsimile Number: (248) 879-2001

              (b)  If to Company:

                        Medical Assurance, Inc.
                        Mailing Address:
                        P. O. Box 590009
                        Birmingham, AL 35259-0009

                        Street Address:
                        100 Brookwood Place
                        Birmingham, AL 35209

                        Attention: A. Derrill Crowe
                        Facsimile Number: (205) 877-4405

                   with copies to:

                        Burr & Forman LLP
                        420 N. 20th Street, Suite 3100
                        Birmingham, AL 35203
                        Attention:  Jack P. Stephenson, Jr.
                        Facsimile Number: (205) 458-5100


Or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         18. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law.

         19. Severability of Provisions. If any term, provision, covenant or restriction of this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         20. Further Assurances. The Company and the Buyer will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

         22. Extension of Time. The period for exercising the Option shall be extended: (i) to the extent necessary to obtain all applicable regulatory approvals for such exercise (for so long as the Buyer is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

         23.  Total Profit.

              (a) Notwithstanding any other provision of this Agreement: (i) in no event shall the Buyer's Total Profit (as hereinafter defined) exceed $4.5 million and, if it otherwise would exceed such amount, the Buyer, at its sole election, shall either (w) reduce the number of shares of Common Stock subject to this Option, (x) deliver to the Company for cancellation Option Shares previously purchased by Buyer, (y) pay cash to the Company, or (z) any combination thereof, so that Buyer's actually realized Total Profit shall not exceed $4.5 million after taking into account the foregoing actions; and (ii) this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (hereinafter defined) of more than $4.5 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

              (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the net cash amounts received by Buyer pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Buyer's purchase price of such Option Shares, (ii) any amounts received by Buyer on the transfer of the Option (or any portion thereof) to any unaffiliated party.

              (c) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Buyer may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Buyer and its affiliates as of such date, were sold for cash at the closing market price for the Company common stock as of the close of business on the preceding trading day (less customary brokerage commissions).

              (d) The Buyer agrees, promptly following any exercise of all or any portion of the Option, to use commercially reasonable efforts promptly to maximize the value of Option Shares purchased taking into account market conditions, the number of Option Shares, the potential negative impact of substantial sales on the market price for Company Common Stock, and the availability of an effective registration statement to permit public sale of Option Shares.

         IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed on its behalf by its officer thereunto duly authorized all as of the date first above written.

                                       BUYER:

                                       PROFESSIONALS GROUP, INC.

                                       By: /s/ Victor T. Adamo
                                           -----------------------------------
                                               Victor T. Adamo, President and
                                               Chief Executive Officer

                                       COMPANY:

                                       MEDICAL ASSURANCE, INC.

                                       By: /s/ A. Derrill Crowe
                                           -----------------------------------
                                               A. Derrill Crowe, Chairman of the
                                               Board and Chief Executive Officer